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                          NUVEEN MULTISTATE TRUST IV
                          --------------------------

                  RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT
                  ------------------------------------------

This Agreement made this 1st day of June, 2001 by and between Nuveen Multistate Trust IV, a Massachusetts business trust (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2001 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2002 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2002 and ratify and confirm the Agreement in all respects.



                                        NUVEEN MULTISTATE TRUST IV


                                        By:    /s/ Gifford R. Zimmerman
                                           ----------------------------
                                               Vice President
ATTEST:


       /s/ Virginia L. O'Neal
-----------------------------------
       Assistant Secretary
                                        NUVEEN ADVISORY CORP.


                                        By:    /s/ Thomas C. Spalding
                                           ---------------------------------
                                               Vice President
ATTEST:


       /s/ Larry W. Martin
-----------------------------------
       Assistant Secretary